Exhibit 10.26.1

ALERIS CORPORATION

2010 EQUITY INCENTIVE PLAN

AMENDMENT 1 TO THE

RESTRICTED STOCK AWARD AGREEMENT

                , 2011

TO: G. Richard Wagoner, Jr.

FROM: Aleris Corporation (formerly “Aleris Holding Company”)

Re:	Amendment 1 to Restricted Stock Award Agreement

On June     , 2010, you were granted a Restricted Stock Award of Aleris Corporation (the “Company”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”).

In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2011 Equity Incentive Plan and we have mutually agreed to amend the terms of your Award Agreement, effective immediately prior to the effectiveness of a 2011 initial public offering of the Company (the “IPO”), as follows:

1.	Section 1(e). Dividend and other Stockholder Rights. Section 1(e) is amended to read as follows:

Dividend and other Stockholder Rights: You will have no rights as a stockholder, including, without limitation, the right to vote, with respect to any Restricted Shares until the date when the Restricted Period with respect to such Restricted Shares lapses and the book entry notations regarding the Restrictions on the Restricted Shares are removed (or, if applicable, a certificate or certificates evidencing the Shares is issued to you); provided that you will be entitled to receive and retain, for each Restricted Share, any dividends or distributions made in respect of that Restricted Share at the time when the holders of the Shares receive their dividends or distributions.

2.	Section 3. Company Call Right. Section 3 is deleted.

3.	Section 4. Restricted Stock Award subject to Plan and Stockholders Agreement. Section 4 is amended to change the heading to read Restricted Stock Award subject to Plan and to amend the subsections (a) and (b) as follows:

(a)	Participant Acknowledgements. By entering into this Award Agreement, you agree and acknowledge that (i) the Restricted Stock Award is subject in all respects to the Plan; (ii) the Restricted Stock Award is subject to Plan provisions under which, in certain circumstances, the Committee may terminate your Restricted Stock Award and/or make adjustments to the kind and/or number of shares or property underlying the Restricted Stock Award; and (iii) the Committee has discretion to interpret and administer the Plan and this Award Agreement and its judgments made in accordance with the Plan are final.

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(b)	Conflicts. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the term or provision contained in the Plan shall control.

4.	Sections (a) and (f) of the Participant Acknowledgments are deleted.

5.	Effective Date of this Amendment. This Amendment 1 is effective immediately prior to the effectiveness of the IPO.

6.	Continued Terms of Restricted Stock. Except as otherwise amended in this Agreement, your Restricted Stock remains subject in all respects to the terms and conditions of the Award Agreement and the 2011 Equity Incentive Plan and you acknowledge that a copy of the 2011 Equity Incentive Plan has been provided to you.

Please indicate your acceptance of this Amendment 1 to the Award Agreement with respect to your Restricted Stock Award by signing and returning a copy of this Amendment 1 to the address set forth below as soon as practicable.

Sincerely,

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

Agreed to and Accepted by:

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